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                                                                 EXHIBIT 4.7 (a)


                                                                  Execution Copy


                         AMENDED AND RESTATED FEE LETTER

                                December 18, 2002



IDEX Receivables Corporation
630 Dundee Road, Suite 400
Northbrook, IL 60062


          Re:  Receivables Purchase Agreement
               ------------------------------

Ladies and Gentlemen:

          Reference is hereby made to that certain Receivables Purchase Agreement (as amended by Amendment No. 1 thereto of even date herewith and as otherwise amended, restated or otherwise modified from time to time, the "PURCHASE AGREEMENT"), dated as of December 20, 2001, among IDEX Receivables Corporation, as seller (the "SELLER"), IDEX Corporation, as servicer (the "SERVICER"), Falcon Asset Securitization Corporation ("FALCON"), certain entities party thereto as "Financial Institutions" and Bank One, NA (Main Office Chicago), as Agent (the "AGENT") for Falcon and the Financial Institutions. This letter constitutes the "Fee Letter" referred to in the Purchase Agreement and sets forth our understanding in respect of certain fees payable by the Seller and the obligations of the Seller in connection therewith. Capitalized terms that are used herein and not otherwise defined herein shall have the respective meanings assigned thereto under the Purchase Agreement.

          SECTION 1. FEES. Notwithstanding any limitation on recourse contained in the Purchase Agreement:

          (a) AMENDMENT AND RENEWAL FEE. On the date hereof, the Seller shall pay to Falcon an amendment and renewal fee in the amount of $25,000.00.

          (b) ON-GOING FEES. The following fees shall be due and payable on each Settlement Date of the type described in clause (A) of the definition of "Settlement Date" in the Purchase Agreement, or such other day as agreed to by the Seller and the Agent in writing (each such date, a "PAYMENT DATE"), during the period commencing on the date hereof until the date occurring after the Facility Termination Date on which the amount of the Aggregate Unpaids shall be reduced to zero. All such fees shall accrue from the date hereof and shall, as provided in Section 1.4 of the Purchase Agreement, be calculated on the basis of a 360-day year for the actual number of days elapsed (including the first but excluding the last such day).

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          (i) ADMINISTRATION FEE. On each Payment Date, the Seller shall pay to
     Falcon a fee equal to 0.42% per annum times 102% of the Purchase Limit.

          (ii) PROGRAM FEE. On each Payment Date, the Seller shall pay to Falcon a fee equal to 0.35% times the average daily outstanding Capital during the immediately preceding calendar month or portion thereof.

          SECTION 2. INDEPENDENT NATURE OF FEES. Each of the fees described in
SECTION 1 above shall be in addition to, and not in lieu of any other fees, expenses, reimbursements, indemnities and any other amounts payable by the Seller under or in connection with the Purchase Agreement. Nothing contained in this Fee Letter shall limit in any way the obligation of the Seller to pay any amount required to be paid by it in accordance with the terms of the Purchase Agreement.

          SECTION 3. TERMINATION. This Fee Letter shall terminate immediately following the later to occur of (a) the Facility Termination Date and (b) the repayment in full of all of the Aggregate Unpaids.

          SECTION 4. AMENDMENTS AND WAIVERS. No amendment, waiver, supplement or other modification of this Fee Letter shall be effective unless made in writing and executed by each of the parties hereto.

          SECTION 5. COUNTERPARTS. This Fee Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

          SECTION 6. SUCCESSORS AND ASSIGNS. This Fee Letter shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED that the Seller may not assign any of its obligations hereunder without the prior written consent of the Agent and each of the Purchasers.

          SECTION 7. GOVERNING LAW. This Fee Letter shall be governed and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

          SECTION 8. AMENDMENT AND RESTATEMENT; EFFECTIVENESS. This letter agreement amends and restates in its entirety that certain Fee Letter dated as of December 20, 2001 among the parties hereto (the "EXISTING FEE LETTER"). This letter agreement is not intended to constitute a novation of the Existing Fee Letter, and all fees that have accrued under the Existing Fee Letter up to the date hereof shall have accrued at the rates specified in the Existing Fee Letter and shall be payable as and when required in accordance with the terms thereof. All fees accruing from and after the date hereof shall accrue at the rates specified in this letter agreement and shall be payable as and when required in accordance with the terms hereof.


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     If the foregoing agreements evidence your understanding, please acknowledge by executing this letter in the space provided below.

                                     Very truly yours,

                                     BANK ONE, NA (MAIN OFFICE CHICAGO),
                                              as Agent


                                     By_________________________________

                                              Director, Capital Markets


                                     FALCON ASSET SECURITIZATION
                                     CORPORATION


                                     By_________________________________

                                              Authorized Signatory

Acknowledged and Agreed:

IDEX RECEIVABLES CORPORATION


By____________________________
Name:
Title: